LINDQUIST & VENNUM P.L.L.P.

     4200 IDS CENTER                    IN DENVER
     80 SOUTH EIGHTH STREET             LINDQUIST, VENNUM & CHRISTENSEN P.L.L.P.
     MINNEAPOLIS, MINNESOTA 55402-2205  600 17TH STREET, SUITE 2125
     TELEPHONE: 612-371-3211            DENVER, COLORADO 80202-5401
     FAX: 612-371-3207                  TELEPHONE: 303-573-5900

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ATTORNEYS AT LAW

                                                                     EXHIBIT 8.1


                                February __, 1999


Applied Biometrics, Inc.
501 East Highway 13
Burnsville, Minnesota 55337

Re: Proposed Spin-off and Rights Offering of Cardia, Inc.

Ladies and Gentlemen:

         You have requested our opinion regarding the material United States federal income tax consequences of the proposed spin-off (the "Distribution") of Cardia, Inc. ("Cardia") by Applied Biometrics, Inc. ("ABI") and the concurrent distribution by Cardia of rights (the "Rights") to acquire additional shares of Cardia Common Stock (the "Rights Offering"). Capitalized terms not defined in this letter have the meanings set forth in the Prospectus of Cardia (the "Prospectus") which constitutes a part of the Registration Statement on Form SB-2 (the "Registration Statement") filed in respect of the shares and rights to purchase additional shares of Cardia being distributed in connection with the Distribution and Rights Offering. This opinion provided is in accordance with the requirements of Item 601(b)(8) of Regulation S-B under the Securities Exchange Act of 1934, as amended.

         In rendering this opinion, we have reviewed the Distribution Agreement (the "Agreement") and the Prospectus and such other material as we have deemed necessary or appropriate as a basis for our opinion. With ABI's consent, we have relied upon certain representations contained in the representation letter prepared by ABI (a copy of which is attached hereto). We have also assumed that the transactions contemplated by the Distribution and Rights Offering will be consummated in accordance with the Agreement and as described in the Prospectus. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, Internal Revenue Service rulings, and such other authorities as we have considered relevant.

         Based on the foregoing, it is our opinion that the Distribution and Rights Offering will constitute taxable distributions and will not qualify for federal income tax purposes as tax free spin-off distributions within the meaning of Section 355 of the Code. In addition, as described below, we understand that ABI has federal tax losses exceeding its basis in the Cardia Common Stock and that, accordingly, ABI will not incur any federal tax on the Distribution. Accordingly, it is our opinion that the material federal income tax consequences of the Distribution and Rights Offering will be as follows:

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LINDQUIST & VENNUM P.L.L.P.

Applied Biometrics, Inc.
February __, 1999
Page 2


1. Cardia will not recognize any gain or loss as a result of the Distribution or the Rights Offering. Also, Cardia's Earnings and Profits, as defined in the Code, will not be reduced by the distribution of the Rights in connection with the Rights Offering.

2. ABI will recognize gain equal to the amount by which the fair market value of the Cardia Common Stock determined on the date of the Distribution exceeds ABI's tax basis in the Cardia Common Stock. Because ABI's represented federal tax losses for the year of the Distribution exceed this gain, ABI will not incur any federal tax on the Distribution. However, the gain will decrease the amount of federal tax losses for the year of the Distribution that may be carried over to future years. Also, ABI's Earnings and Profits for the year of the Distribution will be increased by the amount of the gain and decreased by the fair market value of the Cardia Common Stock.

3. ABI's shareholders will not recognize income upon the receipt of Cardia Common Stock unless the fair market value of the Cardia Common Stock received in the Distribution exceeds the aggregate basis of ABI Common Stock held immediately before the Distribution. Where no income is recognized, the aggregate basis of the shares of ABI Common Stock and Cardia Common Stock held immediately after the Distribution will be the same as the basis of the ABI Common Stock held immediately before the Distribution. That aggregate basis will be first allocated to the Cardia Common Stock in an amount equal to its fair market value on the date of the Distribution. The remaining basis will be allocated to the ABI Common Stock.

4. ABI's shareholders will recognize income upon the receipt of Cardia Common Stock where the fair market value of the Cardia Common Stock received in the Distribution exceeds the aggregate basis of ABI Common Stock held immediately before the Distribution. Any such ABI shareholder will recognize gain equal to such excess and the gain will constitute capital gain if such shareholder's ABI Common Stock with respect to which the Cardia Common Stock is received is held as a capital asset on the date of the Distribution. To those ABI shareholders that do recognize gain on the Distribution, the basis of the Cardia Common Stock held immediately after the Distribution will equal its fair market value on the date of the Distribution and the ABI Common Stock will have a zero basis.

5. The holding period of the Cardia Common Stock received by ABI's shareholders will not include the holding period of the ABI Common Stock with respect to which the Distribution was made.

6. Cardia's shareholders will not recognize income upon receipt of the Rights. Unless the fair market value of the Rights equals or exceeds fifteen percent (15%) of the fair market value of the Cardia Common Stock on the date of the Rights Offering or a Cardia shareholder makes an

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LINDQUIST & VENNUM P.L.L.P.

Applied Biometrics, Inc.
February __, 1999
Page 3


         election, the basis of the Rights held immediately after the Rights Offering will be zero. Where a Cardia shareholder so elects, the basis of the Cardia Common Stock held immediately before the Rights Offering will be allocated between the Cardia Common Stock and the Rights in proportion to the relative fair market value of each on the date of the Rights Offering. Upon the lapse of the Rights with a zero basis, an affected Cardia shareholder will not recognize any gain or loss and the lapse will not affect the basis of Cardia Common Stock held by such shareholder. Upon the exercise of the Rights, an affected Cardia shareholder will not recognize any gain or loss and the basis of the Cardia Common Stock acquired by the exercise shall include the price paid (and any basis allocated under the above rules).

7. The holding period of the Rights received by Cardia's shareholders will include the holding period of the Cardia Common Stock with respect to which the Rights Offering was made. A Cardia shareholder's holding period for Cardia Common Stock acquired through exercise of the Rights will be begin on the date the Rights are exercised.

         We have reviewed the discussion in the Prospectus under the caption "MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS - Federal Income Tax Consequences of the Distribution and - Federal Income Tax Consequences of the Rights Offering" (the "Tax Discussions"). It is our opinion that the Tax Discussions are correct and complete in all material respects as it relates to statements of federal tax law or conclusions thereunder.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Prospectus and the Registration Statement. Any variation or difference in the facts from those set forth or assumed either in this opinion or the Prospectus may affect the conclusions stated in this opinion.

         We hereby consent to the use of our name in the Prospectus under the captions "MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS - Federal Income Tax Consequences of the Distribution," "MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS - Federal Income Tax Consequences of the Rights Offering," and "LEGAL MATTERS," and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ LINDQUIST & VENNUM P.L.L.P.